EXHIBIT 99.6

                 Tdsoft Ltd.'s Employee Share Option Plan (1998)

                              A. NAME AND PURPOSE

     1. NAME: This plan, as amended from time to time, shall be known as the "Tdsoft Ltd. Employee Share Option Plan (1998)" (the "Plan").

     2. PURPOSE: The purpose and intent of the Plan is to enable Tdsoft Ltd. (the "Company") to provide incentives to eligible employees by providing them with opportunities to purchase shares in the Company, pursuant to the Plan approved by the Board of Directors of the Company (the "Board"). The Plan is intended to benefit from and is made pursuant to the provisions of Section 102 of the Israeli Income Tax Ordinance (New Version) - 1961, and the rules promulgated thereunder ("Section 102").

B. GENERAL TERMS AND CONDITIONS OF THE PLAN

     3. ADMINISTRATION:

          3.1 The Plan will be administered by the Board of Directors or by a Share Option Committee (the "Committee"), which will consist of such number of Directors of the Company (not less than three (3) in number), as may be fixed from time to time by the Board and whose members shall be appointed by the Board. Once appointed, the Committee shall continue to serve until otherwise directed by the Board. From time to time the Board may appoint additional members to the Committee, remove members (with or without cause), appoint new members in substitution therefor, fill vacancies however caused, and remove all members of the Committee and thereafter directly administer the Plan. If at any time no Committee shall be in office, then the functions of the Committee specified in the Plan shall be exercised by the Board. In appointing the Committee, the Board may authorize the Committee to undertake some but not all of the actions which this Plan authorizes the Committee to undertake.

          3.2 The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as it shall determine. Actions at a meeting of the Committee at which a majority of its members are present or acts reduced to or approved in writing by all members of the Committee shall be the valid acts of the Committee. The Committee may appoint a Secretary, who shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

          3.3 Subject to the general terms and conditions of this Plan and to the direction of the Board, which may determine that some or all of the following authority shall be retained by the Board, the Committee shall have full authority to implement and carry out the Plan and to determine any matter which is necessary or desirable for, or incidental to, the administration of the Plan, including but not limited to the following:

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          (i) to approve forms of option agreements for use under the Plan;

          (ii) to select the persons (the "Grantees") to whom options to purchase shares in the Company available under the Plan ("Option Awards") shall be granted;

          (iii) to determine the number of shares to be acquired upon the exercise of each Option Award and the times at which the Option Awards shall be granted;

          (iv) to determine the terms and conditions, not inconsistent with the terms of the Plan, under which the Option Awards will be granted (including, but not limited to, the exercise price of each Option Award, the time or times at which each Option Award becomes exercisable, the duration of the exercise period and any other restrictions on the exercise of the Option Award, based in each case on such factors as the Committee shall determine, in its sole discretion);

          (v) to determine the form of payment that will be acceptable consideration for exercise of an Option Award granted under the Plan;

          (vi) to reduce the exercise price of any Option Award, with approval of the Board of Directors;

          (vii) to accelerate the right of a Grantee to exercise, in whole or in part, any Option Award, with approval of the Board of Directors;

          (viii) to offer to buy out for a payment in cash or shares, an Option Award previously granted, with approval of the Board of Directors.

          In determining the number of shares covered by the Option Awards to be granted to each Grantee, the Committee shall consider, among other things, the Grantee's salary and the duration of the Grantee's employment by the Company.

          3.4 The Committee shall have the authority to construe and interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the plan, and to make all other determinations necessary or advisable for the administration of the Plan. The interpretation and construction by the Committee of any provision of the Plan or of any Option Award thereunder shall be final and conclusive unless otherwise determined by the Board.

          3.5 No member of the Board of Directors or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option Award granted thereunder. Subject to the Company's decision, each member of the Board or Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by such member, or any liability (including any sum paid in settlement of a claim with the approval the Company) arising out of any act or omission to act in connection with the Plan to the extent permitted by applicable law, unless arising out of such member's own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Company's Articles of Association, any agreement, any vote of shareholders or disinterested directors, or otherwise.


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     4. ELIGIBLE GRANTEES: Subject to this limitation and any restriction imposed by applicable law, Option Awards may be granted to any officer, key employee or other employee of the Company, whether or not a Director of the Company, or any subsidiary thereof ("Employee"). The grant of an Option Award to a Grantee hereunder shall neither entitle such Grantee to participate, nor disqualify such Grantee from participating, in any other grant of options pursuant to this Plan or any other share incentive or share option plan of the Company or any of its subsidiaries.

     5. TRUSTEE:

          5.1 The Option Awards which shall be issued and shares in the Company which will be acquired upon the exercise of the Option Awards and/or any other shares in the Company received subsequently by the Grantee following any realization of rights conferred upon the Grantee shall be issued and/or transferred to a trustee (the "Trustee") nominated by the Committee (and approved in accordance with the provisions of Section 102) and held for the benefit of the Grantees for a period of not less than 24 months from the date that the Option Award is granted, if required by the provisions of
     Section 102.

          5.2 The Trustee shall not release any shares transferred upon exercise of an Option Award prior to the full payment of the Grantee's tax liabilities arising from the Option Award and/or any shares acquired by the Grantee upon exercise of an Option Award.

     6. RESERVED SHARES:

          6.1 The Company has issued 186,685 authorized but unpaid Ordinary Shares, nominal value NIS 0.10 per share, which are held in trust for purposes of the Plan, subject to adjustment as provided in paragraph 11 hereof. Any shares under the Plan in respect of which the right hereunder of a Grantee to purchase the same shall for any reason terminate, expire or otherwise cease to exist, shall again be available for grant through Option Awards under the Plan.

          6.2 A Grantee who purchases shares hereunder upon exercise of an Option Award shall have no voting rights as shareholder until the consummation of a public offering of the Company's shares ("IPO"). Until an IPO, such shares shall be voted by a proxy pursuant to the directions of the Board, such proxy to be to the person(s) designated by the Board. All shares issued upon exercise of the Option Awards shall entitle the holder thereof to receive dividends and other distributions thereon.

     7. GRANT OF OPTION AWARDS:

          7.1 Option Awards may be granted by the Committee at any time after this Plan has been approved by the Board of Directors of the Company. The date of grant of each Option Award shall be the date specified by the Committee at the time such award is made.


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          7.2 Each Option Award shall be evidenced by a written Option Award agreement which shall state, inter alia, the number of shares covered thereby, the dates when it may be exercised (in whole or in part), the exercise price, and such other terms and conditions as the Committee at its discretion may prescribe, provided that they are consistent with this Plan.

     8. OPTION PRICES: The price per share covered by each Option Award shall be approved by the Committee and may be more than, less than or equal to the fair market value of each share, as determined by the Committee, on the date of grant, provided that the price per share is not less than the nominal value of each share.

     9. EXERCISE OF OPTION AWARD:

          9.1 Option Awards shall be exercisable pursuant to the terms under which they were awarded and subject to the terms and conditions of this Plan; provided, however, that in no event shall an Option Award be exercisable after the expiration of seven (7) years from the date such Option Award is granted. An Option Award is exercisable in installments, and may be exercisable in whole or in part, with the unexercised portion of the Option Award remaining exercisable pursuant to the terms under which it was awarded and subject to the terms and conditions of this Plan.

          9.2 An Option Award, or any part thereof, shall be exercisable by the Grantee's signing and returning to the Company at its principal office (and to the Trustee, where applicable), a "Notice of Exercise" in the form prescribed by the Committee from time to time, together with payment of the exercise price.

          9.3 Anything herein to the contrary notwithstanding, but without derogating from the provisions of paragraph 10 hereof, if any Option Award, or any part thereof, has not been exercised and/or the shares covered thereby not paid for within the period set forth in the Option Award agreement, such Option Award, or such part thereof, and the right to acquire such shares shall terminate, all interests and rights of the Grantee in and to the same shall expire, and, in the event that in connection therewith any shares are held in trust as aforesaid, such trust shall expire and the Trustee shall thereafter hold such shares in an unallocated pool until instructed by the Company that some or all of such shares are again to be held in trust for one or more Grantees.

          9.4 Each payment for shares under an Option Award shall be in respect of a whole number of shares, shall be effected in cash or by a cashier's or certified check payable to the order of the Company, or such other method of payment acceptable to the Company. The shares purchased shall thereupon be promptly delivered; provided, however, that the Company may, in its discretion, require that a Grantee pay to the Company, at the time of exercise, such amount as the Company deems necessary to satisfy its obligation to withhold income or other taxes incurred by reason of the exercise or the transfer of shares thereupon.


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          9.5 Each Notice of Exercise shall include an acknowledgment by the
     Grantee, if applicable, that the Company has not registered the shares acquired by the Grantee upon exercise of the Option Award under the United States Securities Act of 1933, as amended (the "Securities Act"), or any similar law, and a representation by the Grantee that he or she is acquiring such shares for investment and not with a view to their distribution or resale. The Grantee shall sign and deliver to the Company, upon its request, a separate investment representation, certificate or such other document as may be required by the Company's counsel, to such effect; provided, however, that such representation, certificate or other document may provide, if applicable, that the said investment restriction shall not be operative as to the shares subject to the Option Award which may in the future be registered pursuant to the Securities Act. Furthermore, the Company may place an appropriate legend on any share certificate delivered to a Grantee to the effect that, among other things deemed to be necessary to be stated in such legend, such shares were acquired pursuant to such an investment representation without registration of the shares. Nothing herein shall be deemed to require the Company to register the shares under the United States Securities Act of 1933.

          9.6 The Option Award will expire and may not be exercised after the termination of the Grantee's employment with the Company or any of its subsidiaries. Notwithstanding the foregoing, an Option Award may be exercised after the date of termination of the Grantee's employment with the Company or any subsidiary of the Company during an additional period of time beyond the date of such termination if one of the following has occurred:

          (i) termination of employment by the Company or a subsidiary is without Cause (as defined below) or is the result of resignation by the Grantee, in which event the Option Award shall remain exercisable for ninety (90) days from the date of such termination, but only to the extent that the Option Award is vested on the date of termination according to the vesting schedule set forth in the Option Award agreement and in no event later than the expiration of the term of such Option Award;

          (ii) termination is the result of disability or death of the Grantee, in which event any Options still in force and unexpired may be exercised by the Grantee or by the Grantee's estate or by a person who acquires the right to exercise the Option Award by bequest or inheritance, as the case may be, within a period of twelve (12) months from the date of termination, but only to the extent that the Option Award is vested on the date of termination according to the vesting schedule set forth in the Option Award agreement and in no event later than the expiration of the term of such Option Award; or

          (iii) termination is the result of retirement under any deferred compensation agreement or retirement plan of the Company or any subsidiary or after age 60, while an Option Award granted hereunder is still in force and unexpired, in which case the Committee shall have the discretion but not the obligation to permit any unvested portion of the Option Award to be accelerated as of the later of the date of retirement or a date one year following the date of grant, and the Option Award shall thereupon be exercisable in full. The term "Cause" shall mean (i) conviction of any felony involving moral turpitude or affecting the Company; (ii) any refusal to carry out a reasonable directive of the CEO which involves the business of the Company or its affiliates and was capable of being lawfully performed; (iii) embezzlement of funds of the Company or its affiliates;
     (iv) any breach of the Grantee's fiduciary duties or duties of care to the Company, including without limitation disclosure of confidential information of the Company; and (v) any conduct (other than conduct in good faith) reasonably determined by the Board of Directors to be materially detrimental to the Company. The date of a notice of termination of employment or resignation shall be deemed to constitute the date of termination of employment, irrespective of the effective date of such discharge or resignation. 10. ADJUSTMENTS: Upon the happening of any of the following described events, a Grantee's rights to purchase shares under the Plan shall be adjusted as hereinafter provided.


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          10.1 CHANGES IN CAPITALIZATION: Subject to any required action by the shareholders of the Company, the number of shares covered by each outstanding unexercised Option Award, and the number of shares which are held in trust under the Plan but as to which no Option Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option Award, as well as the exercise price per share of each such outstanding Option Award, shall be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a share split, reverse share split, share dividend, recapitalization, combination or reclassification of the Shares, or any other increase or decrease in the number of issued shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Without derogating from the foregoing, in the event that the Company shall issue any shares or other securities as bonus shares (share dividend) upon or with respect to any shares which shall at the time be subject to a right of purchase by any Grantees hereunder, the Grantees upon exercising such right shall be entitled to receive (for the purchase price payable upon such exercise) the shares as to which such Grantees are exercising such right and, in addition thereto (at no additional cost), such number of shares of the class or classes in which such bonus shares (stock dividend) were declared, and such amount of shares and the amount of cash in lieu of fractional shares, as is equal to the shares which such Grantees would have received had they been the holders of the shares as to which they are exercising their right at all times between the date of the granting of such right and the date of its exercise. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to an Option Award.

          10.2 MERGER OR SALE OF SHARES FOR STOCK: In the event of a merger or consolidation of the Company with or into another corporation or a sale of all or substantially all of the shares of the Company in exchange for shares of the acquiring corporation, , the unexercised portion of each outstanding Option Award shall be substituted by an equivalent option of the successor corporation or the parent company of such successor corporation, or in the event of sale of the Company's shares, substituted by an equivalent option of the acquiring corporation. For the purposes of this paragraph, the Option Award shall be considered substituted if, following the merger or sale, the option confers the right to purchase or receive, for each share subject to the Option Award immediately prior to the merger or sale, the shares of the successor corporation or acquiring corporation, as the case may be, shares received in the merger or sale by holders of shares of the Company, provided, however, that the Committee shall determine, in its discretion, the proper exchange ratio of Option Awards and the fair value of such Option Awards for purpose of such substitution, shall be authorized to accelerate the vesting dates of any or all Option Awards and shall be authorized to make all necessary adjustments in the terms of the Option Awards and the substituted options (including, without limitation, adjustments in the exercise price) which are fair under the circumstances.


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          10.3 SALE OF SHARES FOR CASH OR OTHER CONSIDERATION: In the event of the acquisition of all or substantially all of the shares of the Company in consideration for cash or any other type of consideration, except for shares of the acquiring corporation and in the event of the acquisition of all or substantially all of or assets of the Company, each outstanding Option Award shall be substituted by an option of the acquiring corporation or its parent to purchase such number of shares of the acquiring corporation or its parent which reflects the fair value the shares of the Company into which such Option Award would have been exercisable. The Committee shall determine, in its discretion, the proper exchange ratio of Option Awards and the fair value of such Option Awards for purpose of such substitution, shall be authorized to accelerate the vesting dates of any or all Option Awards and shall be authorized to make all necessary adjustments in the terms of the Option Awards and the substituted options (including, without limitation, adjustments in the exercise price) which are fair under the circumstances. Notwithstanding the foregoing, the Committee may determine, in its discretion, that in lieu of substitution of Option Awards for options of the acquiring corporation, such Option Awards will be substituted for any other type of asset or property including cash which is fair under the circumstances.

          10.4 LIQUIDATION OR DISSOLUTION: In the event of the proposed dissolution or liquidation of the Company, the Committee shall notify each Grantee of an outstanding Option Award as soon as practicable prior to the effective date of such proposed transaction. The Committee in its discretion may provide for a Grantee to have the right to exercise his or her Option Award until fifteen (15) days prior to such transaction as to all of the shares subject to the Option Award, including shares as to which the Option Award would not otherwise be exercisable. To the extent it has not been previously exercised, an Option Award will terminate immediately prior to the consummation of such proposed action.

          10.5 The Committee shall determine the specific adjustments to be made under this paragraph 10, and its determination shall be subject to the approval of the Board of Directors.

     11. RIGHT OF FIRST REFUSAL

          11.1 In addition to all other restrictions on transfer, should the Grantee at any time prior to the Public Offering of the Company's securities wish to sell or transfer any shares obtained upon exercise of an Option Award, the Grantee shall first give notice ("Notice of Sale") to the Company in order to offer the shares to the "Repurchaser", as hereinafter defined. The Notice of Sale shall specify the name of each proposed purchaser or other transferee ("Proposed Transferee"); the number of shares to be transferred to each Proposed Transferee; and price per share and the payment terms. "Repurchaser" shall mean the Company, if permitted by law, and if not, to such party or parties designated by unanimous decision of the Company's Board of Directors, and if no such decision can be reached, to all holders of 1.9% or more of the outstanding securities of the Company, pro rata in accordance with their shareholding.


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          11.2 The Repurchaser will be entitled for 30 days from the date of receipt of the Notice of Sale (the "Option Period") to purchase all, or in the case of more than one Repurchaser part of, the offered shares. If by the end of the Option Period not all of the offered shares have been purchased by the Repurchaser, the Grantee will be entitled to sell such shares to the Proposed Transferee at any time during the 90 days following the end of the Option Period on terms not more favorable than those set out in the Notice of Sale, provided that the Proposed Transferee agrees in writing that the provisions of this Section shall continue to apply to the shares in the hands of such Proposed Transferee.

     12. ASSIGNABILITY AND SALE OF SHARES: No Option Award and no shares purchasable hereunder which were not fully paid for, shall be assignable or transferable by the Grantee; and during the lifetime of the Grantee each and all of the Grantee's rights to purchase shares hereunder shall be exercisable only by the Grantee. For avoidance of doubt, the foregoing shall not be deemed to restrict the transfer of a Grantee's rights in respect of Option Awards or shares purchasable pursuant to the exercise thereof upon the death of such Grantee to the Grantee's estate or other successors by operation of law or will, whose rights therein shall be governed by paragraph 10.3 hereof. In addition, prior to the consummation of an IPO, no shares purchasable hereunder upon the exercise of any option may be transferred without the consent of the Board of Directors, such consent not to be unreasonably withheld.

     13. TERM AND AMENDMENT OF THE PLAN:

          13.1 The Plan shall be effective as of the day it is adopted by the Board and shall terminate at the end of seven (7) years from such day of adoption. No Option Awards may be granted pursuant to the Plan after the termination of the Plan; however, Option Awards outstanding on that date may still be exercised in accordance with the terms of their grant.

          13.2 The Board of Directors may, at any time and from time to time, terminate or amend the Plan in any respect except that, without the prior approval of the Shareholders of the Company the total number of Ordinary Shares which may be transferred to Grantees under the Plan may not be increased (except by adjustment pursuant to Section 10 hereof). In no event may any action of the Company alter or impair the rights of a Grantee, without the Grantee's consent, under any Option Award previously granted.

     14. CONTINUANCE OF EMPLOYMENT: Neither the Plan nor the Option Award agreement shall confer upon any Grantee any right with respect to the continuation of the Grantee's employment with the Company or any subsidiary thereof, nor shall it interfere in any way with his or her right or the Company's right to terminate such relationship at any time, with or without cause.

     15. GOVERNING LAW: The Plan and all instruments issued thereunder or in connection therewith, shall be governed by, and interpreted in accordance with, the laws of the State of Israel. In the event of a conflict between the provisions of the Plan and an Option Award agreement, the provisions of this Plan shall govern.


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     16. RIGHTS OF A SHAREHOLDER: A Grantee or a transferee (who had received the option under the terms set forth herein) shall have no rights as a shareholder with respect to any share covered by his Option Award until such Grantee or transferee shall have become the holder of record of such share, and such Grantee or transferee shall not be entitled to any dividends or distributions or other rights in respect of such share for which the record date is prior to the date on which such Grantee or transferee shall have become the holder of record. To avoid doubt, such Grantee or transferee shall not have the right to vote at any meeting of the shareholders of the Company, nor shall Grantees or their transferees be deemed to be a class of shareholders or creditors of the Company for purposes of the operation of Section 233 of the Companies Ordinance [New Version] 5743-1983 or any successor to such section.

     17. TAX CONSEQUENCES; EXPENSES: Any tax consequences arising from the grant or exercise of any Option Award and the disposition of shares acquired pursuant to the exercise of an Option Award and/or received subsequently following any realization of rights shall be borne solely by the Grantee. Furthermore, the Grantee shall agree to indemnify the Company and the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee. EACH GRANTEE SHOULD CONSULT WITH HIS/HER INDIVIDUAL TAX ADVISERS TO DETERMINE THE POSSIBLE TAX CONSEQUENCES OF THE GRANT AND/OR EXERCISE OF AN OPTION AWARD GRANTED UNDER THE PLAN AND THE DISPOSITION OF SHARES ACQUIRED PURSUANT TO THE EXERCISE OF AN OPTION AWARD. All expenses incurred by the Company directly in connection with the exercise of any options or meeting the tax obligations of a Grantee may be charged by the Company to the Grantee.

     18. COMPLIANCE WITH THE LAW: The Company shall not be liable for the non-transfer or any delay in transfer of any shares transferable upon the exercise of any Option Award granted under the Plan which results from the inability of the Company to obtain, or from any delay in obtaining, from any regulatory body having jurisdiction, all requisite authority to transfer shares of the Company upon exercise of the options under the Plan, if counsel for the Company deems such authority necessary for lawful transfer of any such shares.

     19. MULTIPLE OPTION AWARD AGREEMENTS. The terms of each Option Award agreement may differ from other Option Award agreements granted under the Plan at the same time or at any other time. The Committee may also grant more than one Option Award to a given Grantee during the term of the Plan, either in addition to, or in substitution for, one ore more Option Awards previously granted to that Grantee.


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